Exhibit 9(e)(3)

Madison Liquidity Investors 104, LLC ("Madison"), acknowledges and agrees as follows:

(i) Madison, as a limited partner of ML Media Partners, L.P. (the "Partnership"), has requested a list of the names and addresses, and numbers of units of limited partnership interest in the Partnership of record of, the limited partners of the Partnership.

(ii) Madison hereby represents, for the benefit of the Partnership and Media Management Partners (the "General Partner"), and each of their respective partners, that Madison and any person or entity controlled or managed or advised by it (the "Affiliates"), in using such list will comply with all federal and state securities laws and the rules and regulations promulgated thereunder, including, without limitation, Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the provisions of the Partnership's Second Amended and Restated Agreement of Limited Partnership, as amended (the "Partnership Agreement"), as the same may be amended or supplemented from time to time.

(iii)Madison hereby agrees on behalf of itself, and its Affiliates that any solicitation letter shall indicate the maximum number of units of limited partnership interest that such person making the request shall accept and the time period during which offers to sell units of limited partnership interest shall be accepted by Madison.

(iv) Madison hereby acknowledges that: (i) the information being provided by ML Leasing Management, Inc. ("ML Leasing") pursuant to this Agreement constitutes confidential and proprietary information of the Partnership; and (ii) the list of limited partners obtained by it pursuant to this Agreement shall be used solely for the purpose of contacting limited partners of the Partnership to inquire as to whether they wish to sell their units of limited partnership interest in the Partnership to Madison or its affiliates and for no other purpose. Madison hereby represents on behalf of itself and its Affiliates and each of their respective officers, directors, principals, agents, and affiliates, that they will make all reasonable efforts to safeguard such list from disclosure to third parties, and will not furnish the list or the information contained therein to any other person or entity. This Agreement, including this paragraph relating to confidentiality and the uses to which the list may be put, shall be binding upon Madison and its Affiliates and their respective officers, directors, principals, agents and affiliates.

(v) Madison, on behalf of itself, and its Affiliates, agrees that any communication with any limited partner identified on the list being provided pursuant to this Agreement shall expressly state that "neither "Merrill Lynch & Co., Inc., the General Partner, ML Leasing Management, Inc. or the Partnership nor their respective affiliates or subsidiaries are parties to this offer." Madison shall provide, at least five (5) business days prior to mailing, to ML Leasing Management, Inc., World Financial Center, South Tower, 23rd Floor, New York, New York 10080-6123, Attention:
     Ignathea Barrett (Facsimile (212) 236-7360) a copy of any correspondence in final form that Madison, or its Affiliates, intends to send to the limited partners of the Partnership.

(vi) In the event the Partnership files a report or reports on Form 8-K ("8-K") with the Securities and Exchange Commission subsequent to the Partnership's last quarterly report on Form 10-Q or annual report on Form 10-K as the case may be, but prior to any solicitation by Madison and Affiliates of the Partnership's limited partners for the purchase of their units of limited partnership interest, Madison and Affiliates hereby agree to include in any solicitation materials provided by Madison and Affiliates to the limited partners identified on the list being provided pursuant to this Agreement, a summary of the information contained in any and all such Form 8-Ks. Madison and Affiliates hereby acknowledge that (i) in order to preserve the Partnership's tax status, the Partnership's General Partner has determined not to process for transfer or recognize transfers (other than certain transfers that may be designated as excluded transfers) of more than 4.8% (or approximately 9,024 Units) of all issued and outstanding Units during a Partnership tax year, and (ii) the aggregate percentage of transfers of Units of the Partnership as of April 1, 1999 that were made in the Partnership's 1999 tax year is 4.37%.

(vii)Madison and Affiliates have been advised that transfers of units of limited partnership interest in the Partnership are subject to the provisions of the Partnership Agreement, including any numerical or other limitations on the transfer of such units which the Partnership may impose in 1999 and/or subsequent years, and any other restriction set forth in the Partnership Agreement and that documentation for the transfer of units of limited partnership interest must comply with the provisions of the Partnership Agreement.


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Signed:  Madison Liquidity Investors 104, LLC

         By:  /s/ Ronald Dickerman
              ---------------------------

              Ronald Dickerman
              ---------------------------
              Print Name

         Title: Managing Director            Date:  5/4/99
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